Exhibit 99.1

Carbonite Closes Acquisition of Webroot

Transaction combines data backup and recovery technology with cybersecurity platform to deliver complete data protection for customers and their endpoints

BOSTON, MA and BROOMFIELD, CO - March 26, 2019 - Carbonite, Inc. (NASDAQ: CARB), a leading cloud-based data protection provider, today closed its previously announced acquisition of Webroot Inc. The combination of cloud-based backup and recovery with cloud-based cybersecurity introduces a new approach to data protection for the endpoint.

The total purchase price for Webroot was $618.5 million in cash, as adjusted with respect to cash, debt, transaction expenses and working capital. The purchase price was funded with existing cash on hand and funds secured under a new $550 million term loan. The interest rate on the term loan is a floating rate based upon LIBOR plus 3.75%.

The Webroot business unit will be led by John Post, formerly Webroot’s CFO, as SVP and GM, and will report directly to Mohamad Ali, President and CEO of Carbonite. Together, Webroot and Carbonite share a common go-to-market approach of delivering customer success through partner channels.

“The combination of these two companies creates a unique and powerful data protection and cybersecurity solution for our customers and partners,” said Mohamad Ali, Carbonite CEO. “We are thrilled to officially welcome Webroot to the Carbonite family and look forward to delivering positive results together.”

“Webroot and Carbonite share a common vision to empower small and mid-sized businesses with next generation solutions purpose-built for their unique needs,” said John Post, SVP and GM of Webroot, a Carbonite company. “I’m confident we will build on the momentum of Carbonite and Webroot’s cloud-based approach to protecting endpoint data as we aim to deliver strong results for customers and partners.”

Resources:

•	For further information on the transaction, please visit: https://carbonitewebroot.transactionannouncement.com/

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Carbonite will be sharing updates about the Webroot acquisition at Dell Technologies World 2019 (April 29-May 2, 2019) in Las Vegas, NV. If you’re a member of the press or an industry analyst attending the event and would like to set up a meeting, please email media@carbonite.com

About Carbonite
Carbonite provides a robust Data Protection Platform for businesses, including backup, disaster recovery, high availability and workload migration technology. The Carbonite Data Protection Platform supports businesses on a global scale with secure cloud infrastructure. To learn more, visit www.carbonite.com and follow us on Twitter at @Carbonite.

About Webroot
Webroot harnesses the cloud and artificial intelligence to protect businesses and individuals against cyber threats. Webroot is a leading cybersecurity provider for managed service providers and small businesses, who rely on Webroot for endpoint protection, network protection, and security awareness training. Webroot BrightCloud® Threat Intelligence Services are used by market-leading companies like Cisco, F5 Networks, Citrix, Aruba, A10 Networks, and more. Leveraging the power of machine learning to protect millions of businesses and individuals, Webroot secures the connected world. Headquartered in Colorado, Webroot operates globally across North America, Europe, and Asia. Discover Smarter Cybersecurity® solutions at www.Webroot.com.

Investor Relations Contact:
Jeremiah Sisitsky
Carbonite
781-928-0713
investor.relations@carbonite.com

Media Contacts:
Sarah King
Carbonite
617-421-5601
media@carbonite.com

Kelsey Shively, Weber Shandwick (for Carbonite)
425-306-2090
wswnacarbonite@webershandwick.com